AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 25th day of November, 2008, by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, the Al Frank Fund and the Al Frank Dividend Value Fund, Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Al Frank Asset Management, Inc., “the Advisor”), as parties to the Distribution Agreement dated as of June 30, 2006 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the fees of the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	James R. Schoenike
Title: President	Title: President

AL FRANK ASSET MANAGEMENT, INC.
By: /s/ Diane Peck
Name: Diane Peck
Title: CFO and CCO

Amended Exhibit B
 to the Distribution Agreement – Advisors Series Trust
QUASAR DISTRIBUTORS, LLC ANNUAL FEE SCHEDULE
Basic Distribution Services*
• [__] basis point of the Fund’s average daily net assets, payable monthly in arrears (waived)
• Minimum annual fee:  first class or series -- $[__]; each additional series - $[__]
Advertising Compliance Review/FINRA Filings
• $[__] per job for the first [__] pages (minutes if tape or video); $[__] per page (minute if tape or video) thereafter
• Non-FINRA filed materials, e.g. Internal Use Only Materials
$[__] per job for the first [__] pages (minutes if tape or video); $[__] per page (minutes if tape or video) thereafter.
• FINRA Expedited Service for [__] Day Turnaround
$[__] for the first [__] pages (minutes if audio or video); $[__] per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
Licensing of Investment Advisor’s Staff (if desired)
• $[__] per year per registered representative (“RR”), for 3 individuals or less $[__] per year per registered representative beyond the first 3 individuals
• Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
• Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
• typesetting, printing and distribution of Prospectuses and shareholder reports
• production, printing, distribution and placement of advertising and sales literature and materials
• engagement of designers, free-lance writers and public relations firms
• long-distance telephone lines, services and charges
• postage
• overnight delivery charges
• FINRA registration and filing fees
• record retention
• travel, lodging and meals
Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the Exhibit B fee schedule above.
AL FRANK ASSET MANAGEMENT, INC.

By: /s/ Diane Peck

Printed Name: Diane Peck

Title: CFO and CCO                                                                 Date: 4/16/2009